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FARMERS
STATE BANK & TRUST




Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562

Attention: Master Servicing

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1997 fiscal year:

A. I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of this Officer's knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N. A.;

B. I have confirmed that the Servicer is currently an approved FNMA and FHLMC servicer in good standing;

C. I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Polling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

D. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Propert)', have been paid and that all such insurance policies are in full force and effect;

E. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any, such costs or expenses have not been paid with respect to any Mortgage Property, the reason for the non-payment has been reported to Norwest Bank Minnesota, N.A.;

F.    All Custodial Accounts have been reconciled and are properly funded; and

G. All annual reports of Foredosure and Abandonment of Mortgaged Property required per section 6050H, 6050J and 6050P of[he Internal Revenue Code, respectively, have been prepared and filed.


Certified By:

/s/Edward J. Meekins
Edward J. Meekins
Vice President

March 30, 1998